CUSIP NO. 769627 10 0                                                                                                                                 EXHIBIT 5

POWER OF ATTORNEY

The undersigned, Gregory J. Stevens, does hereby constitute and appoint D. Kerry Crenshaw, Esq. as its true and lawful attorney-in-fact to execute for and on its behalf Forms 3, 4 and 5 (and any amendments thereto) which it is or may be required to file with the United States Securities and Exchange Commission as a result of Desert Rock Enterprises LLC’s and the Gregory J. Stevens Irrevocable Trust’s ownership of or transactions in securities of Riviera Holdings Corporation. Gregory J. Stevens acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the Gregory J. Stevens, is not assuming any of Gregory J. Stevens’ responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Power of Attorney shall remain in full force and effect until Gregory J. Stevens is no longer required to or wishes to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, with respect to such undersigned’s holdings of and transactions in securities issued by Riviera Holdings Corporation, unless earlier revoked by Gregory J. Stevens in a signed writing delivered to the foregoing attorney-in-fact.

IN WITNESS WHEREOF, the undersigned hereby executes this Agreement effective as of the last date set forth below.

/s/ Gregory J. Stevens

Gregory J. Stevens

DATE: April 15, 2009